UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2008

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   Pursuant to the terms of the employment agreement dated December 29, 2005 between CBS Corporation (“CBS” or the “Company”) and Sumner M. Redstone, Executive Chairman and Founder of the Company, as amended by a letter agreement dated March 13, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Company conducted its annual review of elements of Mr. Redstone’s compensation. Following the Committee’s review and discussions, as well as review and approval by the Company’s independent directors, on September 21, 2008 it was determined to award Mr. Redstone stock options to purchase 445,000 shares of CBS Class B Common Stock under the Company’s 2004 Long-Term Management Incentive Plan.

The stock option grant was effective on September 22, 2008 and has a per share exercise price of $15.39, the closing price of a share of CBS Class B Common Stock on the New York Stock Exchange on September 22, 2008. The stock options will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the eighth anniversary of the date of grant. The options will contain other terms and conditions substantially the same as stock option grants to other CBS executives, which terms and conditions have been filed with the Securities and Exchange Commission as Exhibit 10.3 to the Company’s Form 8-K filed February 1, 2005.

A copy of the employment agreement dated December 29, 2005 between the Company and Mr. Redstone has been filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K filed December 30, 2005 and a copy of the letter agreement dated March 13, 2007 between the Company and Mr. Redstone has been filed with the Securities and Exchange Commission as Exhibit 10 to the Company’s Form 8-K filed March 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION

(Registrant)

By:	/s/Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date: September 24, 2008